EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Announces Expansion and Acceleration of Stock Repurchase Program

Denis R. Brown to Retire from Board of Directors at 2015 Annual Meeting of Shareholders;

Search Underway for Qualified Director Candidates

BILLERICA, Mass. — December 1, 2014 — American Science and Engineering, Inc. (NASDAQ: ASEI) (“AS&E”), a leading worldwide supplier of innovative X-ray detection solutions, today announced that its Board of Directors has approved an expansion of the Company’s current stock repurchase authorization from $35 million to $50 million. With this increase, approximately $44.4 million is available for stock repurchases under the authorization. The Board has also authorized an accelerated stock repurchase plan based on modification of the existing matrix.

Depending on prevailing market conditions, AS&E estimates this expanded and accelerated repurchase will be completed by March 31, 2015.  The Company is authorized to repurchase the Company’s common stock from time to time on the open market or in privately negotiated transactions.  The repurchase program may be suspended or discontinued at any time. Any repurchased shares are funded with cash on hand.

“Over the last several months, AS&E’s management team has had productive discussions with many of our shareholders regarding a variety of topics, including capital allocation and the progress we’ve made on our strategic growth pillars,” said Chuck Dougherty, President and Chief Executive Officer of AS&E.  “We value the input of our shareholders and believe the actions announced today reflect the Board’s continued commitment to act in the best interest of our shareholders while maintaining flexibility in our capital allocation alternatives. The expansion of the existing share repurchase authorization also reflects our continued confidence in the long-term outlook of the business and our commitment to enhancing shareholder value.”

AS&E also announced that its Chairman, Denis R. Brown, intends to retire from the Company’s Board of Directors effective as of the 2015 Annual Meeting of Shareholders.  Mr. Brown has been a director of the Company since April 2004 and was appointed Chairman of the Board in June 2008.

The AS&E Board’s Nominating and Corporate Governance Committee is actively searching for highly qualified director candidates with appropriate skills and experience to fill the vacancy.  When considering candidates, the Nominating and Corporate Governance Committee will evaluate their knowledge of the Company’s industry, expertise related to the Company’s business and key initiatives, demonstrated business acumen, and experience in positions requiring a high degree of responsibility and leadership, as well as other criteria.

The Company noted that its Board has received a request from an individual shareholder to be considered for election to the Board.  The Nominating and Corporate Governance Committee will carefully evaluate this individual and other candidates as part of the process that is currently underway.

About AS&E

American Science and Engineering, Inc. (AS&E) is the trusted global provider of threat and contraband detection solutions for ports, borders, military, critical infrastructure, law enforcement, and aviation. With over 50 years of experience, AS&E offers proven, advanced X-ray inspection systems to combat terrorism, drug smuggling, illegal immigration, and trade fraud. AS&E systems are designed in a variety of configurations for cargo and vehicle inspection, parcel inspection, and personnel screening. Using a combination of technologies, these systems provide superior detection capabilities, with high-energy, dual-energy, and Z Backscatter X-rays. Learn more about AS&E products and technologies at www.as-e.com and follow us on Twitter @ ase detects.

Public Relations Contact:
Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement: The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws.  AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  future delays in federal funding, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time,  the company’s cash flows from operations and market and general economic conditions. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s most recent Form 10-Q and Form 10-K,  which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.